                                                                    Exhibit 16.1



June 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 10, 2005, of enherent Corp. and are in agreement with the statements contained in the paragraphs 1 through 5 thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                      /s/ Ernst & Young LLP